Putnam Equity Income Fund
11/30/16 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  49,462
        Class B	  777
        Class C   2,785
	Class M   502

72DD2   Class R   1,491
        Class R5  1,994
        Class R6  9,423
        Class Y   26,835


73A1    Class A	  0.299
        Class B	  0.153
        Class C   0.155
	Class M   0.202

73A2    Class R   0.251
        Class R5  0.362
        Class R6  0.383
        Class Y   0.349

74U1    Class A	  157,221
        Class B	  5,052
        Class C   17,784
        Class M	  2,418

74U2    Class R   5,680
        Class R5  5,710
        Class R6  29,214
        Class Y   73,202

74V1    Class A	  21.09
        Class B	  20.84
        Class C   20.83
	Class M   20.82

74V2    Class R   20.93
        Class R5  21.10
        Class R6  21.11
        Class Y   21.10


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy

Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.